FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               Sickbay.com, Inc.
             (Exact name of registrant as specified in its charter)

                                      Utah
                    (State of incorporation or organization)

                                  22-222-3126
                       (IRS Employer Identification No.)

                 510 Broadhollow Road, Melville, New York 11747
                    (Address of principal executive offices)




Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                                    Name of each exchange on
to be so registered                                    which each class is to be
                                                       registered

--------------------------                             -------------------------

--------------------------                             -------------------------

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Securities Act registration file number to which this form relates:
333-20525 (if applicable)


Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, par value $.001
                                (Title of class)

                       ------------------------------------
                                (Title of class)

                               INTRODUCTORY NOTE

On December 29, 1999 Sick-Bay.Com, Inc., a Delaware corporation ("Sick-Bay Delaware") entered into a Reorganization Agreement (the "Agreement") with Xetal, Inc., a Utah corporation ("Xetal"). Pursuant to the Agreement, Xetal spun off all of its prior business operations by a one-for-one restricted stock dividend of APO Health, Inc. ("APO") to the existing shareholder base of Xetal. Prior to the spin-off, Xetal, the parent Company, had been inactive and all of the operations had been maintained in wholly-owned operating subsidiaries. Thus, the spin-off left the remaining publicly-owned entity without any remaining assets or business. Pursuant to the Agreement, the shareholders of Xetal also retained their shares in the Company, while the shareholders of Sick-Bay Delaware received shares of the Company representing over 95% of the Company's Common Stock (the "Reorganization"). After the Reorganization, the Company owned the InterNet medical portal business of Sick-Bay Delaware, changed its name to Sickbay.com, Inc. ("Sickbay"), and also changed its Cusip number and ticker symbol ("SKBY").

     Subsequent thereto, the management of Sickbay became aware that on November 16, 1998, a Registration Statement on Form SB-2 (the "1998 Registration Statement")filed by Xetal was declared effective by the Securities and Exchange Commission. At the time of the filing, Xetal was a publicly-owned, Bulletin Board listed, non-reporting company. All of the operations of Xetal were conducted through subsidiary companies. The Registration Statement related to a proposed underwritten public offering of additional Common Stock of Xetal. The public offering was not consummated. No securities were sold by the Registrant pursuant thereto or otherwise. The Registrant did not previously hereto file a Form 8-A or otherwise commence its filing of periodic and other reports under the Securities Exchange Act of 1934. However, since the 1998 Xetal Registration Statement was not properly withdrawn, the Company may be deemed to have been required to file periodic and other reports under the Securities Exchange Act of 1934 since November of 1998. Accordingly, new management of the Registrant requested and received the cooperation of the former management and current auditors of the Registrant in preparing and filing the Company's 10QSB's for the periods ended 12/31/98, 3/31/99 and 6/30/99, as well as a 10-K for the year ended 9/30/99. Those filings have been made as of or concurrent with the date hereof.

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The Registrant is a Utah corporation; Article IV of the Corporation's Articles of Incorporation, as amended, authorizes the issuance of:

           CLASS           Number of Shares        Par Value
           Common          50,000,000              $.001
           Preferred        2,000,000              $.01

     The Preferred Stock and the Common Stock may be issued in such classes or series, and may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as shall be stated and expressed in the Articles of Incorporation or of any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority which is expressly vested in it by the provisions hereof. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of stock may be made dependent upon facts ascertainable outside these Articles of Incorporation or of any amendment thereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority which is expressly vested in it by the provisions hereof, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in these Articles of Incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. Notwithstanding the foregoing, each share of Common Stock shall be entitled to one vote on all matters requiring approval by the holders of the Company's Common Stock. The power to increase or decrease or otherwise adjust the capital stock as provided in the Revised Utah Business Corporation Act shall apply to all or any such classes of stock.

     Fully paid stock of this Corporation shall not be liable to any further call or assessment. All shares of stock shall be voted together on all matters except those pertaining to the rights of particular classes of stock. The rights of any class of stock may not be changed without the consent of a majority of the shares entitled to vote on such a change.

ITEM 2. EXHIBITS

3.1  Certificate of Incorporation as amended through November 16, 1998. (1)

3.2  Bylaws, as amended to date. (1)

3.3  Articles of Amendment to Certificate of Incorporation 12/8/99. (2)

3.4  Certificate of Correction to Certificate of Incorporation 12/22/99. (2)

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) Sickbay.com, Inc. (formerly Xetal, Inc.)

Date March 14, 2000

By Mark Basile, Chairman of the Board











(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 333-20525), which became effective on November 16, 1998.

(2)  Being filed herewith.